Exhibit 10.19

[GRAPHIC] Established 1972	The Miller Group

Miller Management Corporation Miller Capital Corporation Miller Investments

November 24, 2003

Mr. Donald R. Head

Chairman, President and

    Chief Executive Officer

CAPITAL TITLE GROUP, INC.

14648 North Scottsdale Road, Suite 125

Scottsdale, Arizona 85254

EXCLUSIVE ACQUISITION

and MANAGEMENT CONSULTING AGREEMENT

THIS EXCLUSIVE ACQUISITION and MANAGEMENT CONSULTING AGREEMENT (the “Agreement”) is entered into as of the 28th day of January, 2004 (the “Effective Date”) by and between CAPITAL TITLE GROUP, INC., a Delaware corporation (“Capital Title” or the “Company”), and MILLER CAPITAL CORPORATION, an Arizona corporation (“Miller”).

In consideration of the mutual premises, covenants and undertakings set forth herein, the parties hereby agree as follows:

I.	RESPONSIBILITIES OF MILLER

1.1 Subject to the terms and conditions hereof, Capital Title hereby retains Miller to provide exclusive acquisition consulting services to include negotiating and structuring acquisitions in accordance with Capital Title’s expansion plans as may be in effect from time to time. Capital Title further retains Miller to serve as its exclusive management consultant in the sale, transfer or conveyance of all or substantially all of its assets to a new entity, whether a corporation, partnership, natural person or other form of new entity. Miller, in its capacity as exclusive acquisition and management consultant, will assist with the identification of eligible candidates and in negotiating and structuring transactions beneficial to the Company.

Exclusive Acquisition and Management Consulting Agreement

Between Capital Title Group, Inc. and Miller Capital Corporation

Effective January 28, 2004

1.2 Capital Title acknowledges and understands that Miller, in order to perform its services effectively under this Agreement, requires the prompt receipt of all material information with respect to Capital Title, its operations and prospects. Accordingly, Capital Title agrees to furnish promptly to Miller copies of all publicly available reports and filings made with the Securities and Exchange Commission (the “SEC”), all communications with stockholders and all reports received from Capital Title’s auditors that have significance to the scope of Miller’s services hereunder; provided, however, Capital Title shall have no obligation to provide Miller with any information that Capital Title deems confidential. Capital Title recognizes the necessity of promptly notifying Miller of all material developments concerning Capital Title, its business and prospects and to supply Miller with sufficient information necessary for Miller to make a determination as to its compliance with its own procedures as well as any legal requirements. Miller agrees that it shall keep confidential all information received from Capital Title until such time that Miller is authorized to release such information.

II.	COMPENSATION

In the event the Company effectuates the sale of the Company, a corporate restructuring, merger, joint venture, or acquisition during the term hereof, or such a transaction occurs on or prior to one year from the date of termination of this Agreement (irrespective of any reason for such termination), then the Company hereby agrees to pay the following consideration, which payment shall be due and payable eighty (80%) percent in cash and twenty (20%) percent in common stock (with priority registration rights) on the date of any such closing with respect thereto:

5% of the consideration from $1 and up to $2,000,000, plus

4% of the consideration in excess of $2,000,000 and up to $10,000,000, plus

3% of the consideration in excess of $10,000,000 and up to $20,000,000, plus

2% of the consideration in excess of $20,000,000 and up to $30,000,000, plus

1% of the consideration in excess of $30,000,000.

Miller further agrees that for transactions in the aggregate amount of $7,000,000 or less, Miller and the Company will negotiate in advance a fee acceptable for each specific transaction.

III.	EXPENSE REIMBURSEMENT

Capital Title agrees to reimburse Miller for all reasonable out-of-pocket expenses including but not limited to, the cost of telephone calls, travel, facsimile transmissions, translation, interpretation, paper duplication, postage and delivery services, or fees of counsel, incurred in connection with the performance by Miller of its duties as contemplated by this Agreement. All out-of-town travel, counsel or third party consultant fees, and other significant expenses over $1,000 will be approved by Capital Title in advance.

Miller Capital Corporation ● 4909 East McDowell Road ● Phoenix, Arizona 85008 ● 602. 225.0505

Exclusive Acquisition and Management Consulting Agreement

Between Capital Title Group, Inc. and Miller Capital Corporation

Effective January 28, 2004

IV.	TERM

The term of this Agreement shall be for two years commencing as of the date first written above and terminating one day prior to the 2nd anniversary hereof. Thereafter, this Agreement shall be renewed for subsequent two-year terms upon mutual agreement of the parties.

V.	ASSIGNMENT AND TRANSFER OF OBLIGATIONS

In the event that Capital Title transfers or otherwise conveys all or substantially all of its assets (including without limitation the assets of its subsidiaries) or grants the authority to operate its business(es) or affiliated business(es) to a new entity, whether a corporation, partnership, or natural person (“New Entity”) all of Capital Title’s obligations under this Agreement will be binding upon such New Entity and Capital Title will not enter into or create an agreement, undertaking or legal obligation with a New Entity without requiring such New Entity to accept and satisfy Capital Title’s obligations under this Agreement. Notwithstanding anything to the contrary contained in this Article V, this Article V shall not be applicable and will be of no force or effect if compliance with this Article V would result in the violation of any law or statute, the breach of any Agreement to which Capital Title or its affiliates is a party, or the inability of Capital Title to operate in accordance with its usual and customary practices.

VI.	INDEMNIFICATION

6.1 In connection with the terms and agreements set forth herein, Capital Title agrees to indemnify and hold harmless Miller, its officers, directors, employees, agents and legal counsel (collectively, the “Miller Parties”), against any and all losses, claims, damages, liabilities or costs (and any reasonable legal or other expense in giving testimony or furnishing documents in response to a subpoena or otherwise), including the costs of investigation, preparing or defending any action or claim, directly or indirectly, caused by, relating to, based upon or arising out of this Agreement. Capital Title also agrees that the Miller Parties shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to Capital Title for or in connection with the engagement of Miller.

6.2 Miller agrees to indemnify Capital Title and hold harmless Capital Title, its officer, directors, employees, agents and legal counsel (collectively, the “Capital Title Parties”) against any and all liabilities, expenses, costs and damages (including the cost of defense) alleged against or incurred by any Capital Title Party in connection with this Agreement to the extent that such liability, expense, cost, or damage was incurred or is alleged to have been incurred in whole or in part, directly or indirectly, due to any action or omission to act by Miller, which action or omission is determined to be the result of Miller’s gross negligence or willful misconduct.

Miller Capital Corporation ● 4909 East McDowell Road ● Phoenix, Arizona 85008 ● 602. 225.0505

Exclusive Acquisition and Management Consulting Agreement

Between Capital Title Group, Inc. and Miller Capital Corporation

Effective January 28, 2004

6.3 If any action, proceeding, or investigation is commenced or claim is made as to which either a Miller Party or a Capital Title Party proposes to demand indemnification, the party claiming indemnification (the “Indemnified Party”) will notify the party against whom indemnification is claimed (the “Indemnifying Party”) with reasonable promptness. The Indemnifying Party reserves the right to assume the defense of the Indemnified Party with counsel of its choosing, which counsel shall be reasonably acceptable to the Indemnified Party. The Indemnifying Party will not be liable for any settlement of any claim against any Indemnified Party made without the Indemnifying Party’s written consent.

VII.	NOTICES

All notices and other written communications required to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered to the addressee in person or mailed by registered or certified mail, return receipt requested, to the following addresses:

If to Miller:	Mr. Rudy R. Miller Chairman, President and CEO Miller Capital Corporation 4909 East McDowell Road Phoenix, Arizona 85008-4293

If to Capital Title:	Mr. Donald R. Head Chairman, President and CEO Capital Title Group, Inc. 14648 North Scottsdale Road, Suite 125 Scottsdale, Arizona 85254

Either party may change the address at which notice is to be given by notifying the other party in writing. Notices shall be deemed delivered upon delivery, if personally delivered, or, if mailed, three (3) days after deposit in the Untied States mail.

VIII.	APPLICABLE LAW

The validity and interpretation of this Agreement shall be governed by the laws of the State of Arizona, without giving effect to the State of Arizona’s choice of law principles, and all actions arising under this Agreement or arising out of the operative facts represented by services performed pursuant to this Agreement shall be resolved in the courts of the State of Arizona.

Miller Capital Corporation ● 4909 East McDowell Road ● Phoenix, Arizona 85008 ● 602. 225.0505

Exclusive Acquisition and Management Consulting Agreement

Between Capital Title Group, Inc. and Miller Capital Corporation

Effective January 28, 2004

IX.	MISCELLANEOUS

9.1 Assignment. Miller shall not assign this Agreement to a third party without the prior written consent of a duly authorized representative of Capital Title, which consent shall not be unreasonably withheld.

9.2 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof and that no understandings or agreements, verbal or otherwise, exist between the parties except as set forth in the Agreement.

9.3 Amendment. Any modifications to the Agreement must be reduced to writing by both parties, and attached to the Agreement to be effective.

9.4 Severability. In the event any term or provision of this Agreement is declared to be invalid or illegal for any reason, this Agreement shall remain in full force and effect and the same shall be interpreted as though such invalid and illegal provision were not a part hereof. The remaining provisions shall be construed to preserve the intent and purpose of this Agreement and the parties shall negotiate in good faith to modify the provisions held to be invalid or illegal to preserve each party’s anticipated benefits thereunder.

9.5 Titles and Subtitles. The titles of articles and sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any breach or default under this Agreement, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any delay or omission to exercise any right, power or remedy or any waiver of any single breach or default be deemed a waiver of any other right, power or remedy or breach or default theretofore or thereafter occurring.

Miller Capital Corporation ● 4909 East McDowell Road ● Phoenix, Arizona 85008 ● 602. 225.0505

Exclusive Acquisition and Management Consulting Agreement

Between Capital Title Group, Inc. and Miller Capital Corporation

Effective January 28, 2004

SIGNATURE PAGE FOLLOWS:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CAPITAL TITLE GROUP, INC.

By:	/s/ DONALD R. HEAD

Donald R. Head
Chairman, President and CEO

MILLER CAPITAL CORPORATION

By:	/s/ RUDY R. MILLER

Rudy R. Miller
Chairman, President and CEO

Miller Capital Corporation ● 4909 East McDowell Road ● Phoenix, Arizona 85008 ● 602. 225.0505